Exhibit 99.1

Prospectus Summary – Recent Developments

Recent developments

Set forth below is selected preliminary, unaudited consolidated financial data as of June 30, 2013 and for the three months ended June 30, 2013. The financial data are unaudited and have been prepared by, and are the responsibility of, our management. Our financial statements for this period have not yet been completed and are not yet available. For instance, we have not finished our closing procedures for the quarter, completed allocations within our operating expenses for the period, or prepared notes to our financial information. In addition, our registered independent public accounting firm, Grant Thornton, LLP has not completed its review of our financial information for this period in accordance with PCAOB standards. We anticipate that our financial statements as of, and for the period ended June 30, 2013, will not be available until the week of August 19, 2013 and will be included in our first periodic report filed with the Securities and Exchange Commission following this offering.

Grant Thornton, LLP has not audited, or performed a review under PCAOB standards of, or compiled the financial data below, and does not express an opinion or any other form of assurance with respect thereto. This summary is not meant to be a comprehensive presentation of our unaudited consolidated financial position as of June 30, 2013 and results of operations for the three months then ended. Our actual results may change from those set forth below as a result of the completion of our consolidated financial statements, financial adjustments and other developments that may arise between now and the time the financial results for this period are finalized.

Preliminary Second Quarter Results

Our sales for the three months ended June 30, 2013 are expected to be approximately $70.3 million, or an expected increase of approximately $9.6 million, or 15.8%, compared to sales of $60.7 million for the corresponding period in 2012. We estimate that sales of mountain bike and powered vehicle products increased approximately 17.7% and 12.3%, respectively, for the three months ended June 30, 2013 compared to the corresponding prior year period. Sales growth was primarily driven by sales to OEMs, which we estimate increased $7.2 million to $54.5 million during the three months ended June 30, 2013 compared to $47.3 million for the same period in 2012. The increase in sales to OEMs was largely driven by increased specification, or spec, with our OEM customers. The remaining increase in sales reflects increased sales to aftermarket customers in the three-months ended June 30, 2013 compared to the same period in 2012. The increase in sales to aftermarket customers is due to higher end user demand for our products.

Cost of sales for the three months ended June 30, 2013 are expected to be approximately $50.0 million or an expected increase of approximately $5.7 million, or 12.8%, compared to cost of sales of $44.3 million for the corresponding period in 2012. The increase in cost of sales was primarily due to increased sales during the three months ended June 30, 2013 compared to the same period in 2012. For the three months ended June 30, 2013, we expect that our gross profit expressed as a percentage of sales was 29.0% for the three months ended June 30, 2013 compared to 27.1% for the same period in 2012. We attribute the improvement in our gross profit margin primarily to our cost initiatives designed to improve our operating efficiencies.

Operating expenses for the three months ended June 30, 2013 are expected to be approximately $10.2 million, or an expected increase of approximately $0.6 million, or 6.7%, over the same period in 2012. The increase of total operating expenses was primarily attributable to supporting our increased sales for the period. Within operating expenses, amortization of purchased intangible assets was approximately $1.3 million for each of the three months ended June 30, 2013 and the comparable prior year period.

Income from operations for the three months ended June 30, 2013 is expected to be $10.1 million, compared to income from operations of $6.9 million in the corresponding period in 2012. The expected increase in income from operations was primarily the result of the increase in gross profit partially offset by increases in operating expenses, as described above.

Our net income for the three months ended June 30, 2013 is expected to be approximately $5.7 million compared to net income of $4.3 million for the three months ended June 30, 2012.

Other Financial Data

As of June 30, 2013, our outstanding borrowings under our Existing Credit Facility with our Sponsor were $65.5 million compared to $52.9 million as of March 31, 2013. Our borrowings under our Existing Credit Facility increased during the current period due to our increased level of business during the three months ended June 30, 2013 and the somewhat seasonal nature of our business.

As of June 30, 2013, our total assets are expected to be approximately $174.5 million. Within total assets, as of June 30, 2013 our accounts receivable, goodwill, and identifiable assets are expected to be $40.4 million, $31.4 million and $102.7 million, respectively. Our depreciation and amortization for the three months ended June 30, 2013 is expected to be $1.9 million.

Non-GAAP financial measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with generally accepted accounting principles in United States, or GAAP. See “Summary consolidated financial data—Non-GAAP financial measures” for a definition of Adjusted EBITDA, as well as reasons why management believes the inclusion of Adjusted EBITDA is appropriate. The following table presents a reconciliation of expected Adjusted EBITDA to our expected net income, the most comparable GAAP measure, for the three months ended June 30, 2013.

For the three months ended June 30, 2013 (unaudited)
(in thousands)

Reconciliation of net income to Adjusted EBITDA
Net income	$5,721
Interest expense	997
Other (income) expense, net(1)	51
Provision for income taxes	3,374
Depreciation and amortization	1,928
Stock-based compensation(2)	426
Management fee paid(3)	125

Adjusted EBITDA	$12,622

(1)	Other (income) expense, net includes gain or loss on the disposal of fixed assets, foreign currency transaction gain or loss, forgiveness of indebtedness under our loan with the Redevelopment Agency of the City of Watsonville, and other miscellaneous items.

(2)	Represents non-cash, stock-based compensation (before tax effect).

(3)	Represents management fees paid to an affiliate of our Sponsor pursuant to a management services agreement that will terminate on the consummation of this offering. Such fees are paid by us quarterly in arrears and other than paying any accrued but unpaid fees for the quarter during which this offering closes, no separate termination fee will be due under this agreement when it is terminated.